Juma Technology Reports Third Quarter 2008 Earnings

Sales Revenue and Gross Margins Continue to Climb

Farmingdale, New York (November 13, 2008) - Juma Technology Corp. (OTC:JUMT), a leading IP Convergence firm specializing in managed services, today reported financial results for the third quarter ended September 30, 2008.

Third Quarter 2008 Highlights
•	Record revenue of $5,825,309 for the period
•	Increase in revenue of 77% over 2007
•	Increase in gross margin of 394% over 2007

Operating Results

Revenues for the three months ended September 30, 2008 increased $2,528,371 or 77% to $5,825,309, compared with revenues of $3,296,938 for the three months ended September 30, 2007. Gross margin for the three months ended September 30, 2008 increased $1,482,879 or 394% to $1,859,357, compared to $376,478 for the three months ended September 30, 2007. The Company experienced a net loss of $2,712,221 for the three months ended September 30, 2008 compared to a net loss of $6,274,288 for the comparable period in 2007.

“Once again, Juma has demonstrated our company’s stability and momentum as we continue to grow our business and contract new clients. This marks the fourth consecutive quarter of positive revenue growth,” said Chairman and Chief Executive Officer, Anthony M. Servidio. “Our consistent growth, especially in today’s tumultuous economy, clearly signifies the value that our services deliver and the strength of our management team in executing on our business plan,” said Mr. Servidio.

“Without question, increasing sales in this economy is an impressive achievement,” said Anthony Fernandez, Chief Financial Officer for Juma. “Equally important and noteworthy is the fact that we have successfully maintained our gross profit while reducing overall net loss.”

About Juma (www.jumacorp.com)
Juma Technology Corp. provides advanced IP Convergence solutions that integrate voice, data and video applications. Juma’s IP Convergence solutions enable companies to increase productivity, enhance mobility and create significant cost savings, particularly for multi-location businesses. Juma has been recognized as an industry leader in providing integrated business communications and services, helping customers leverage network convergence to achieve their business goals. Nectar Services Corp., an IP communications and management services provider, is a wholly owned subsidiary of Juma and represents the company’s services division. The Nectar suite of services delivers real business solutions to help companies mitigate risk, centralize systems management and dramatically reduce telecom expenses.

Forward-Looking Statements

Historical results and trends should not be taken as indicative of future operations. Management’s statements contained in this report that are not historical facts may be forward-looking statements under the Private Securities Litigation Act of 1995. Actual results may differ materially from those included in the forward-looking statements. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, are generally identifiable by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “prospects,” or similar expressions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse affect on the operations and future prospects of the Company on a consolidated basis include, but are not limited to: changes in economic conditions, legislative/regulatory changes, availability of capital, interest rates, competition, significant restructuring and acquisition activities, and generally accepted accounting principles. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Further information concerning the Company and its business, including additional factors that could materially affect the Company’s financial results, is included herein and in the Company’s other filings with the SEC.

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Contact:
Melissa Nacerino
Juma Technology Corp
646.291.8264
mnacerino@jumacorp.com

Juma Technology Corp. and Subsidiaries
Condensed Consolidated Balance Sheet

	September 30, 2008	December 31, 2007
	(Unaudited)	(Audited)

ASSETS
Current assets:
Cash	$410,677	$302,889
Accounts receivable, (net of allowance of $358,292 and $0, respectively)	2,987,982	3,775,360
Inventory	162,543	184,357
Prepaid expenses	37,877	100,180
Other current assets	267,973	312,051
Total current assets	3,867,052	4,674,837

Fixed assets, (net of accumulated depreciation of $343,984 and $540,344, respectively)	1,594,343	1,686,189

Other assets:
Security deposits	86,127	101,700
Total assets	$5,547,522	$6,462,726

LIABILITIES AND STOCKHOLDERS' DEFICIENCY
Current liabilities:
Notes payable	$299,776	$-
Convertible notes payable, (net of discount of $15,278 and $219,444, respectively)	534,723	905,556
Current portion of capital leases payable	216,028	196,720
Accounts payable	2,604,297	2,564,353
Accrued expenses and taxes payable	1,805,495	552,006
Deferred revenue	214,181	654,032
Total current liabilities	5,674,500	4,872,667

Capital leases payable, net of current maturities	244,014	397,256
Notes payable	86,825	-
Convertible notes payable, (net of discount of $198,042 and $484,376, respectively)	6,801,957	3,615,624
Total liabilities	12,807,296	8,885,547

Commitments and contingencies

Stockholders' deficiency
Series A Preferred stock, $0.0001 par value, 8,333,333 shares authorized, 8,333,333 shares issued and outstanding, respectively	833	833
Series B Preferred stock, $0.0001 par value, 1,666,667 shares authorized, 1,310,500 and 0 shares issued and outstanding, respectively	131	-
Common stock, $0.0001 par value, 900,000,000 shares authorized, 45,524,685 and 43,943,950 shares issued and outstanding, respectively	4,552	4,394
Additional paid in capital	19,457,611	15,342,357
Retained deficit	(26,722,901)	(17,770,405)
Total stockholders' deficiency	(7,259,774)	(2,422,821)
Total liabilities and stockholders' deficiency	$5,547,522	$6,462,726

Juma Technology Corp. and Subsidiaries
Condensed Consolidated Statement of Operations
For the three and nine months ended September 30,

	Three months ended September 30, 2008	Three months ended September 30, 2007	Nine months ended September 30, 2008	Nine months ended September 30, 2007
Sales	$5,825,309	$3,296,938	$15,436,935	$9,537,002
Cost of goods sold	3,965,952	2,920,460	11,539,452	8,244,510
Gross margin	1,859,357	376,478	3,897,483	1,292,492

Operating expenses
Selling	348,972	874,269	1,406,077	2,183,545
Research and development	239,581	232,936	629,103	410,027
Goodwill impairment	-	(425,779)	204,600	1,569,480
Consulting	-	715,000	-	715,000
General and administrative	3,564,999	2,211,681	8,186,773	4,279,743
Total operating expenses	4,153,552	3,608,107	10,426,553	9,157,795

(Loss) from operations	(2,294,195)	(3,231,629)	(6,529,070)	(7,865,303)

Amortization of discount on notes	(107,078)	(2,973,220)	(655,538)	(2,973,220)
Interest (expense), net	(290,636)	(69,439)	(633,677)	(138,042)

(Loss) before income taxes	(2,691,909)	(6,274,288)	(7,818,285)	(10,976,565)
(Benefit)/Provision for income taxes	20,312	-	22,011	(306,783)
Net (loss)	$(2,712,221)	$(6,274,288)	$(7,840,296)	$(10,669,782)
Deemed preferred stock dividend	-	-	1,112,200	-
Net (loss) attributable to common shareholders	$(2,712,221)	$(6,274,288)	$(8,952,496)	$(10,669,782)

Basic and diluted net (loss) per share	$(0.06)	$(0.15)	$(0.20)	$(0.25)
Weighted average common shares outstanding	44,718,084	43,120,864	44,206,378	42,275,329